UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2024

NORFOLK SOUTHERN CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	1-8339	52-1188014
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 West Peachtree Street NW Atlanta, Georgia 30308-1925	(855) 667-3655
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Norfolk Southern Corporation Common Stock (Par Value $1.00)	NSC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

On March 20, 2024, Norfolk Southern Corporation (the “Company”) issued a press release announcing the appointment of John Orr as Executive Vice President & Chief Operating Officer of the Company. The press release was furnished as part of the Company’s Current Report on Form 8-K, filed on March 20, 2024. The press release disclosed that, as a reflection of Orr’s unique set of skills and experience and his expected impact on long-term value creation, the Company entered into an agreement with Canadian Pacific Kansas City Limited (“CPKC”) that offers certain financial and commercial considerations in exchange for a waiver of Orr’s non-compete provisions (the “CPKC Agreement”). Under the terms of the CPKC Agreement, Norfolk Southern agreed, among other things, to make certain commercial and operational considerations related to the Meridian Speedway and the Meridian Terminal.

The changes made under the CPKC Agreement in respect of the Meridian Speedway and the Meridian Terminal (the “Meridian Speedway Amendments”) are not consequential to the Company. The Company is filing this Current Report on Form 8-K in order to clarify any potential misunderstandings regarding the terms of the Meridian Speedway Amendments and the impact of the Meridian Speedway Amendments on the Company.

In connection with the CPKC Agreement, the Company and The Kansas City Southern Railway Company (“KCSR”) entered into a Second Amendment to Dallas Terminal Marketing Agreement (the “Dallas Terminal Amendment”), pursuant to which the terms governing domestic intermodal traffic between the Dallas Wylie Terminal and the Southeast region of the United States were amended as follows:

•

The Company’s right of first refusal on intermodal traffic originating in the United States and moving to or from the Wylie Intermodal Terminal will not apply to traffic moving via the connection between CPKC and CSX Transportation, Inc. (“CSX”) in Myrtlewood, Alabama (or any other point of connection in the event of a detour); and

•

In the event the Company exercises its option to acquire all of KCSR’s right, title and interest in and to the Wylie Intermodal Terminal, which handles Dallas Intermodal Terminal Traffic, the Company’s obligation to provide support to traffic at the Wylie Intermodal Terminal shall apply on a non-discriminatory basis to CPKC-CSX intermodal traffic.

The intermodal traffic covered by the Dallas Terminal Amendment represents a minority of the Company’s business (~25%) on the Meridian Speedway and accounts for only approximately 1% of the Company’s total revenue. The change merely allows for increased competition along a corridor where competition and pricing are mainly defined and set by abundant truck capacity. The Company did not give up its option to acquire the Dallas Wylie Terminal.

The Company and KCSR also entered into an Amendment to Meridian Lease Agreement (the “Lease Amendment”). Predecessors to the Company and KCSR were parties to the underlying Meridian Lease Agreement dated April 1, 1937 (the “Meridian Lease Agreement”), pursuant to which KCSR leases certain trackage at the Meridian Terminal from the Company. The Lease Amendment confirms KCSR’s right to use the trackage at the Meridian Terminal and amends the termination rights to be by mutual consent.

The information furnished pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement (the “2024 Proxy Statement”) on Schedule 14A and a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the 2024 Proxy Statement, any amendments or supplements to the 2024 Proxy Statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at https://norfolksouthern.investorroom.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants in Solicitation

The Company, its directors and certain of its executive officers and employees may be deemed participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the 2024 Annual Meeting is included in Norfolk Southern’s 2024 Proxy Statement, filed with the SEC on March 20, 2024. To the extent holdings by our directors and executive officers of Norfolk Southern securities reported in the 2024 Proxy Statement for the 2024 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change of Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORFOLK SOUTHERN CORPORATION
(Registrant)

/s/ Denise W. Hutson
Name: Denise W. Hutson
Title: Corporate Secretary

Date: April 11, 2024

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